DEAN HELLER

Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 69701-4299
(775) 684 5708
Website: secretaryofsttate.biz

Certificate of Amendment
(PURSUANT TO NRS 78385 and 78.390)

Entity #
C71-1982
Document Number.
20060537230-98

Dale Filed:
8/22/2006 2:15:59 PM
In the office of
Dean Heller
Secretary of State

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 79.385 and 78.390 - After issuance of Stock)

1. Name of corporation: Victory Energy Corporation

2. The articles have been amended as follows (provide article numbers, if available:

The aggregate number of shares which the corporation shall have authority to issue is 210,000,000 shares consisting of 200,000,000 shares of common stock at a par value of $.001 per share and 10,000,000 preferred shares at a par value of $.001 per share. The rights and preferences of the preferred shares shall be designated by the Board of Directors.

The remainder of Article V remains the same.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *

articles of incorporation have voted in favor of the amendment is: 52%

4. Effective date of filing (optional):

5. Officer Signature (required) /s/ Jon Fullenkamp

•If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by She amendment regardless' of limitations or restrictions on the voting power thereof.

IMPORTANT; Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.